SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

The Corporate Executive Board Company

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

      ☒ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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      (2) Form, schedule or registration statement no.:

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      (4) Date filed:

THE CORPORATE EXECUTIVE BOARD COMPANY

2000 Pennsylvania Avenue, NW
Suite 6000
Washington, DC 20006
(202) 777-5455

Dear Stockholders:

      On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Stockholders of The Corporate Executive Board Company (the “Company”) to be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006, on Friday, June 6, 2003, at 9:00 a.m. local time.

      The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

      In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

      It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to mark, sign, date and promptly return the enclosed proxy card in the envelope provided.

Sincerely,

James J. McGonigle
Chief Executive Officer and Chairman of the Board

THE CORPORATE EXECUTIVE BOARD COMPANY

2000 Pennsylvania Avenue, NW
Suite 6000
Washington, DC 20006
(202) 777-5455

May 5, 2003

Dear Stockholders:

      We are notifying you that the Annual Meeting of Stockholders (the “Meeting”) of The Corporate Executive Board Company will be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006, on Friday, June 6, 2003, at 9:00 a.m. local time. Only stockholders of record at the close of business on April 21, 2003 are entitled to vote at the Meeting. At the Meeting we will ask stockholders to act on the following matters:

1.	Elect six directors.

2.	Ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2003.

3.	Transact any other business that is properly presented at the Meeting.

      Each of these matters is described in more detail in the enclosed Proxy Statement. We have also enclosed a copy of our Annual Report for the year ended December 31, 2002. Please use this opportunity to take part in The Corporate Executive Board Company’s affairs by voting your shares.

      Whether or not you plan to attend the Meeting, please complete the enclosed proxy card and return it in the envelope provided.

Sincerely,

James C. Edgemond
Secretary

Information About the Meeting, Voting and Proxies
PROPOSAL NO. 1 Election of Directors
PROPOSAL NO. 2 Ratify the Appointment of Ernst & Young LLP
as Independent Auditors for the Year Ending December 31, 2003
Audit Committee Report
Change in Independent Auditor
Independent Auditors Fees and Services
Security Ownership of Certain Beneficial Owners and Management
Executive Officers
Executive Compensation
Compensation Committee Report on Executive Compensation
Employment Contracts, Termination of Employment and Change of Control Arrangements
Stock Performance Graph
Other Matters

2003 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Information About the Meeting, Voting and Proxies	1
Date, Time and Place of Meeting	1
Record Date, Outstanding Shares and Quorum	1
Voting Rights and Voting of Proxies	1
Solicitation and Voting of Proxies	1
Expenses of Solicitation	1
Revocation of Proxies	2
PROPOSAL NO. 1 Election of Directors	2
Vote Required for Approval	2
Directors/Nominees	2
Board of Directors Meetings, Committees and Compensation	3
PROPOSAL NO. 2 Ratify the Appointment of Ernst & Young LLP as Independent Auditors for the Year Ending December 31, 2003	4
Vote Required for Approval	4
Audit Committee Report	4
Change in Independent Auditor	5
Independent Auditors Fees and Services	5
Security Ownership of Certain Beneficial Owners and Management	6
Executive Officers	7
Executive Compensation	8
Summary Compensation Table	8
Option Grants in 2002	9
Option Exercises in 2002 and Year-End Option Values	9
Compensation Committee Report on Executive Compensation	10
General Compensation Practices for Officers	10
Compensation of the Chief Executive Officer	11
Deductability of Executive Compensation in Excess of $1.0 Million	11
Employment Contracts, Termination of Employment and Change of Control Arrangements	11
Option Plans	11
Employment Arrangements	11
Stock Performance Graph	12
Other Matters	13
Stockholder Proposals	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
Delivery of Documents to Stockholders Sharing an Address	13
Other Business	13

PROXY STATEMENT

Information About the Meeting, Voting and Proxies

Date, Time and Place of Meeting

      The Board of Directors of The Corporate Executive Board Company (the “Company”) is asking for your proxy for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006 on Friday, June 6, 2003, at 9:00 a.m. local time and any adjournment or postponement of the Meeting. We are initially mailing this Proxy Statement and proxy card to stockholders of the Company on or about May 5, 2003.

Record Date, Outstanding Shares and Quorum

      Only holders of record of the Company’s common stock at the close of business on April 21, 2003 (called the “Record Date”), will be entitled to vote at the Meeting. On the Record Date, we had 37,768,210 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy, we will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

      Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the votes cast by the shares of common stock present at the Meeting (either in person or by proxy), which means that the six nominees with the most votes will be elected. Approval of Proposal No. 2 requires approval by the holders of a majority of the shares of common stock present at the Meeting (either in person or by proxy). Abstentions and broker non-votes will not have an effect on determining the number of shares voted.

Solicitation and Voting of Proxies

      The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Meeting. You can submit your proxy card by mailing it in the envelope provided. If your proxy card is properly completed and received, and it is not revoked before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal No. 1 below and in favor of Proposal No. 2. To our knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Expenses of Solicitation

      The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and the Company’s 2002 Annual Report. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

Revocation of Proxies

      If you submit the enclosed proxy card, you may revoke it at any time before voting takes place at the Meeting. There are three ways you can revoke your proxy: (1) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (2) deliver to the Secretary of the Company a signed proxy with a later date than the proxy you want to revoke; or (3) attend the Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to James C. Edgemond, Treasurer and Secretary, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006, and must be received before the time that the proxy you wish to revoke is voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, prior to the Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

PROPOSAL NO. 1

Election of Directors

      Our Board of Directors currently has six members. At the Meeting, we will nominate the six current directors for re-election to the Board of Directors. Each of the nominees has consented to serve if elected and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee or the Board of Directors may determine not to nominate a substitute and may reduce the size of the Board.

Vote Required for Approval

      Directors will be elected by the affirmative vote of a plurality of the shares present at the Meeting, which means that the six nominees who receive the most votes will be elected. Your proxy will be voted “for” each of these six nominees unless your proxy card is marked to withhold authority to vote for any or all of them.

Directors/Nominees

      The following table shows the Company’s nominees for election to the Board of Directors. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders or until a successor is named and qualified.

			Director
Name of Director/Nominee	Age	Principal Occupation	Since

James J. McGonigle	39	Chairman of the Board and Chief Executive Officer of the Company	1998
Robert C. Hall	71	President of Harborside Plus, Inc.	1999
Nancy J. Karch	55	Former senior partner of McKinsey & Company	2001
David W. Kenny	41	Chairman and Chief Executive Officer of Digitas, Inc.	1999
Thomas L. Monahan III	36	General Manager, Corporate Practice, of the Company	2001
Harold L. Siebert	57	Founder and former Chairman and Chief Executive Officer of Inforum, Inc.	1998

      The Board of Directors recommends a vote FOR the election of each of the nominated directors.

      James J. McGonigle has been our Chairman of the Board since March 2001 and our Chief Executive Officer and a director since July 1998. From the spin-off of the Company from the Advisory Board Company (the “Spin-off”) until July 1998, Mr. McGonigle was our General Manager and, from 1995 until the Spin-off, he was the General Manager of the corporate division of The Advisory Board Company with responsibility for managing the business assumed by us in the Spin-off. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company. Mr. McGonigle serves as a Director of FactSet, an on-line investment research service. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School.

      Robert C. Hall has been a director since February 1999. Mr. Hall is the President of Harborside Plus, Inc., a financial services company. From 1995 to January 1999, Mr. Hall served as the Vice President of The Thomson Corporation, a publicly held information publishing company. From 1990 to 1995, Mr. Hall was the Chief Executive Officer of Thomson Information and Publishing Group, a division of The Thomson Corporation involved in professional information and publishing. From 1985 to 1990, Mr. Hall was the President of Thomson Financial Services Group, another publishing division of The Thomson Corporation. Mr. Hall received a B.S. from Iowa State University.

      Nancy J. Karch has been a director since October 2001. Ms. Karch was a senior partner of McKinsey & Company, an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey & Company since 1974. Ms. Karch is a member of The McKinsey Advisory Council and serves as a director of Toys “R” Us, Inc., retail merchants, Liz Claiborne, Inc., apparel marketers, The Gillette Company, a manufacturer of consumer products, and the Westchester Land Trust. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

      David W. Kenny has been a director since February 1999. Mr. Kenny is the Chairman and Chief Executive Officer of Digitas, Inc., a relationship marketing services firm. Mr. Kenny has been the Chairman of Digitas, Inc., since December 1998 and Chief Executive Officer since September 1997. Prior to his service at Digitas, Inc., Mr. Kenny held a number of executive positions with Bain & Company, an independent consulting firm, from 1988 through 1997. Mr. Kenny received a B.S. from the General Motors Institute and an M.B.A. from Harvard Business School.

      Thomas L. Monahan III has been a director since June 2001 and our General Manager, Corporate Practice, since January 2001. From November 1998 until January 2001, Mr. Monahan served as our Executive Director, Research, and from the Spin-off until November 1998, he served as our Managing Director, Research. Prior to the Spin-off, Mr. Monahan served in similar capacities with The Advisory Board Company, which he joined in January 1996. Prior to January 1996, Mr. Monahan served at various times as a senior consultant for the Deloitte & Touche Consulting Group, a Director at the Committee for Economic Development and a staff consultant at Andersen Consulting. Mr. Monahan received a B.A. from Harvard University and an M.B.A. from New York University.

      Harold L. Siebert has been a director since July 1998, and served as the Chairman of the Board from July 1998 until January 2000. From 1996 through July 1998, Mr. Siebert served as Chief Executive Officer and Chairman of Inforum, Inc., a company providing marketing and planning systems for healthcare clients, and as Executive Vice President of Medstat/ Thomson, a healthcare information company. From 1995 until 1996, Mr. Siebert served as Bureau Chief of TennCare, the State of Tennessee’s Medicaid managed care program. From 1993 until 1995, Mr. Siebert was a consultant to Medstat/ Thomson. In 1988, Mr. Siebert founded Inforum, Inc., and served as its President and Chief Executive Officer from 1988 through 1993. Prior to 1988, he held various senior-level positions at HBO & Co., a healthcare company and Baxter International, a healthcare company. Mr. Siebert received his B.S. from Miami University in Oxford, Ohio.

Board of Directors Meetings, Committees and Compensation

      During 2002, the Board of Directors (the “Board”) met six times and took numerous actions by unanimous written consent. All directors attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served.

      The Board has two committees — an Audit Committee and a Compensation Committee.

      Audit Committee. The members of our Audit Committee are Mr. Hall, Ms. Karch and Mr. Kenny. Mr. Hall serves as chairman of the committee. The Audit Committee, among other things: makes recommendations to the Board of Directors concerning the engagement of independent public accountants; monitors and reviews the activities of our independent auditors; and reviews the adequacy of our accounting and financial controls as reported by management and the independent auditors. The Audit Committee operates under a written charter that has been adopted by the Board. Each member of the Audit Committee is independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee met six times during 2002.

      Compensation Committee. The members of our Compensation Committee are Mr. Hall, Ms. Karch and Mr. Kenny. Mr. Kenny serves as chairman of the committee. The Compensation Committee, among other things: reviews salaries, benefits and other compensation, including stock-based compensation, of directors, officers and other key employees and makes recommendations to the Board regarding compensation issues; and administers our stock option and stock incentive plans. The Compensation Committee met three times during 2002.

      The Board or, to the extent authorized by the Board, the Compensation Committee, sets directors’ compensation under The Corporate Executive Board Company Directors’ Stock Option Plan and such other arrangements as the Compensation Committee determines to be appropriate. Each director who is not an employee, upon election as a non-employee director, received a one-time grant of options to purchase 72,240 shares of common stock. For 2002, non-employee directors also received a grant of options to purchase 10,000 shares of common stock and a $20,000 annual retainer. Directors who are employees of the Company did not receive additional cash compensation for their service on the Board. Cash compensation paid to Messrs. McGonigle and Monahan for 2002 is described in the section of this proxy entitled “Executive Compensation.” Mr. McGonigle was granted options to purchase 150,000 shares of common stock for his election to Chairman of the Board of Directors.

PROPOSAL NO. 2

Ratify the Appointment of Ernst & Young LLP

as Independent Auditors for the Year Ending December 31, 2003

      We have selected Ernst & Young LLP as our independent auditors to perform the audit of the Company’s financial statements for the year ending December 31, 2003, and we are asking stockholders to ratify our selection. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote required for approval

      Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2003 requires the affirmative vote of a majority of the shares present and entitled to vote at the Meeting.

      The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2003.

Audit Committee Report

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States of America. The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors.

      In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2002 (the “Audited Financial Statements”). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence from the Company and its management. In addition, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining the auditor’s independence.

      Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

Robert C. Hall, Chairman

Nancy J. Karch
David W. Kenny

Change in Independent Auditor

      On July 8, 2002, upon the recommendation of our Audit Committee, the Board of Directors dismissed Arthur Andersen LLP as our independent auditors and appointed Ernst & Young LLP to serve as our independent auditors for the year ended December 31, 2002.

      Arthur Andersen LLP’s reports on our financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through July 8, 2002, there were: (i) no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our financial statements for such years; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the years ended December 31, 2001 and 2000 and through July 8, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Auditors Fees and Services

      Fees paid to our independent auditors for each of the past two years are set forth below:

	Year Ending December 31,

	2002		2001

	Ernst & Young LLP	Arthur Andersen LLP	Ernst & Young LLP	Arthur Andersen LLP

Audit fees	$101,749	$7,000	$—	$84,300
Audit-related fees	12,000	39,391	—	108,212
Tax fees	16,050	48,546	—	185,465
All other fees	—	—	—	—

Total	$129,799	$94,937	$—	$377,977

Audit Fees

      Audit fees were for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2002 and 2001, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2002 and 2001 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2002 and 2001.

Audit-Related Fees

      Audit related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the Company’s financial statements for the years ended December 31, 2002 and 2001, exclusive of the fees disclosed as Audit Fees above. These fees include benefit plan audits, assistance with registration statements and comfort letters and consents not performed directly in connection with the audit.

Tax Fees

      Tax fees were for services related to tax compliance, consulting and planning services rendered during the years ended December 31, 2002 and 2001.

All Other Fees

      We did not incur fees for any other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered during the years ended December 31, 2002 and 2001.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 11, 2003, by (i) each person known to the Company to own 5% or more of the Company’s common stock, (ii) each Named Officer (as defined in the section of this proxy entitled “Executive Compensation”), (iii) each director or director nominee and (iv) all current directors and executive officers as a group.

	Amount and Nature of
	Beneficial Ownership(1)		Total Equity Stake(2)

Name of Beneficial Owner	Number	Percent	Number	Percent

James J. McGonigle(3)	415,697	1.1%	845,697	2.2%
Robert C. Hall(4)	42,240	*	52,240	*
Nancy J. Karch(5)	83,240	*	93,240	*
David W. Kenny(6)	65,240	*	75,240	*
Harold L. Siebert(7)	214,250	*	224,250	*
Michael A. Archer(8)	25,000	*	250,000	*
Derek C. M. van Bever(9)	55,509	*	185,509	*
Thomas L. Monahan III(10)	80,426	*	232,926	*
Timothy R. Yost(11)	21,750	*	146,000	*
Clay M. Whitson	7,518	*	7,518	*
The TCW Group, Inc.(12)	2,366,604	6.3%	2,366,604	5.9%
All current directors and executive officers as a group (9 people)	1,003,352	2.6%	2,105,102	5.3%

*	Indicates ownership of less than 1%.

(1)	Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. We have included in shares owned by each stockholder all options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(2)	The number column indicates the number of shares owned assuming the exercise of all options, whether vested or unvested, without regard to whether or not the options are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days.

(3)	Beneficial ownership includes 377,796 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(4)	Beneficial ownership consists of 42,240 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(5)	Beneficial ownership includes 82,240 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(6)	Beneficial ownership includes 65,240 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(7)	Beneficial ownership includes 195,036 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(8)	Beneficial ownership includes 25,000 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(9)	Beneficial ownership includes 48,408 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(10)	Beneficial ownership includes 80,110 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(11)	Beneficial ownership includes 21,750 shares issuable upon the exercise of options held by the stockholder that are currently exercisable or exercisable within 60 days of April 11, 2003 (which would be June 10, 2003).

(12)	As reported in a Schedule 13G/ A filed on February 5, 2003. The Schedule 13G/ A states that The TCW Group, Inc., on behalf of the TCW Business Unit, has shared voting and investment power with respect to the shares. The address of The TCW Group, Inc., is 865 South Figueroa Street, Los Angeles, CA, 90017.

Executive Officers

      The following table shows the Company’s executive officers:

			Officer
Name of Officer	Age	Position	Since

James J. McGonigle	39	Chief Executive Officer and Chairman of the Board	1998
Derek C. M. van Bever	45	Chief Research Officer	1997
Michael A. Archer	39	Chief Marketing Officer	2002
Thomas L. Monahan III	36	General Manager, Corporate Practice	2001
Timothy R. Yost	31	Chief Financial Officer	2002

      James J. McGonigle’s business experience is listed above in the section for nominees for the Board of Directors.

      Derek C. M. van Bever has been our Chief Research Officer since the Spin-off. From 1995 through the date of the Spin-off, he served as the Chief Research Officer of the business assumed by us in the Spin-off. Prior to that, he served in various management capacities with The Advisory Board Company, which he joined in 1981. Mr. van Bever received a B.A. and an M.A. from the University of Delaware and an M.B.A. from Harvard Business School.

      Michael A. Archer has been our Chief Marketing Officer since November 2002. Mr. Archer joined the Company in March 2002 as our General Manager, Sales and Marketing. From 1989 through March 2002, Mr. Archer held various positions of increasing responsibility at Dun & Bradstreet, Inc., including Senior Vice President — Major Markets. Prior to 1989, Mr. Archer served as a sales manager with Inter-Tel, Inc. Mr. Archer received a B.A. and an M.B.A. from the University of California at Los Angeles.

      Thomas L. Monahan III’s business experience is listed above in the section for nominees for the Board of Directors.

      Timothy R. Yost has been our Chief Financial Officer since September 2002. Mr. Yost joined the Company in January 1997 and has held a variety of financial positions of increasing responsibility, including Senior Director, Finance. Prior to 1997, Mr. Yost served as an equity analyst with Chapin, Davis. Mr. Yost received a B.B.A. from Loyola College and an M.S. from the George Washington University.

Executive Compensation

Summary Compensation Table

      The following table presents certain information concerning compensation earned for services rendered for 2000, 2001, and 2002 by the Chief Executive Officer and the five other most highly paid persons, who served as executive officers during 2002 (the “Named Officers”):

					Long-Term
		Annual Compensation			Compensation
						All Other
Name and Principal Positions	Year	Salary	Bonus		Number of Options	Compensation(1)

James J. McGonigle	2002	$541,700	$325,000		350,000 (2)	—
Chief Executive Officer	2001	500,000	225,000		100,000
	2000	462,000	—		120,000	—

Michael A. Archer	2002	$251,300	$450,000	(3)	100,000	—
Chief Marketing Officer

Thomas L. Monahan III	2002	$400,000	$80,000		70,000	—
General Manager, Corporate	2001	385,000	—		75,000	—
Practice	2000	310,000	—		50,000	—

Derek C. M. van Bever	2002	$410,000	$102,000		70,000	—
Chief Research Officer	2001	410,000	—		35,000	$1,700,000
	2000	400,000	—		40,000	850,000

Timothy R. Yost(4)	2002	$191,700	$64,000		65,000	—
Chief Financial Officer

Clay M. Whitson(5)	2002	$206,300	—		50,000	—
Chief Financial Officer, Secretary	2001	275,000	—		25,000	—
and Treasurer	2000	265,500	—		30,000	—

(1)	Reflects amounts paid to Mr. van Bever in 2000 and 2001 in connection with the repurchase of certain options of The Advisory Board Company prior to the time of the Spin-off.

(2)	Includes options to purchase 150,000 shares of the Company’s common stock granted to Mr. McGonigle for his election to Chairman of the Board of Directors.

(3)	Includes a signing bonus of $50,000 paid to Mr. Archer upon the commencement of his employment.

(4)	Effective September 1, 2002, Mr. Yost became our Chief Financial Officer.

(5)	Mr. Whitson was our Chief Financial Officer, Secretary and Treasurer until his resignation on August 31, 2002.

Option Grants in 2002

      The following table shows information about stock option grants to the Named Officers during 2002. These options are included in the Summary Compensation Table above. All options were granted at fair market value under the 2001 Stock Option Plan (the “2001 Plan”) and the 2002 Non-Executive Stock Incentive Plan (the “2002 Plan”). The options have 10-year terms. The rules of the Securities and Exchange Commission require us to show hypothetical gains that the Named Officers would have for these options at the end of their 10-year terms. These gains are calculated assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. They are not our estimate or projection of future stock prices.

      The following table sets forth certain information concerning grants of stock options to each of the Named Officers during 2002:

Stock Option Grants in 2002

	Individual Grants(1)
						Potential Realizable Value at
	Number of	% of Total				Assumed Annual Rates of
	Shares	Options		Market		Stock Price Appreciation for
	Underlying	Granted to	Exercise	Price on		Option Term
	Option	Employees	Price	Date of
Name	Grants	in 2002	(per share)	Grant	Expiration Date	5%	10%

James J. McGonigle	350,000 (2)	16.6%	$32.41	$32.41	March 7, 2012	$7,133,866	$18,078,618
Michael A. Archer	100,000	4.7	33.85	33.85	March 20, 2012	2,128,218	5,394,818
Thomas L. Monahan III	70,000	3.3	32.41	32.41	March 7, 2012	1,426,773	3,615,724
Derek C. M. van Bever	70,000	3.3	32.41	32.41	March 7, 2012	1,426,773	3,615,724
Timothy R. Yost(3)	50,000	2.4	28.83	28.83	July 26, 2012	906,552	2,297,380
Timothy R. Yost(3)	15,000	0.7	32.41	32.41	March 7, 2012	305,737	774,798
Clay M. Whitson(4)	50,000	2.4	32.41	32.41	March 7, 2012	1,019,124	2,582,660

(1)	Options, unless noted otherwise, become exercisable 25% per year beginning one year after the date of grant.

(2)	Includes options to purchase 150,000 shares of common stock granted to Mr. McGonigle for his election to Chairman of the Board of Directors. These options vest 100% one year from the grant date.

(3)	Effective September 1, 2002, Mr. Yost became our Chief Financial Officer.

(4)	Mr. Whitson was our Chief Financial Officer, Secretary and Treasurer until his resignation on August 31, 2002.

Option Exercises in 2002 and Year-End Option Values

      The following table shows information about the value realized on option exercises for each of the Named Officers during 2002, and the value of their unexercised options as of December 31, 2002. Value realized, or gain, is measured as the difference between the exercise price and market value or the price at which the shares were sold on the date of exercise.

Aggregated Option Exercises in 2002

and Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Year-End		at Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James J. McGonigle	333,026	$9,477,964	102,822	515,500	$1,066,369	$1,396,610
Michael A. Archer	—	—	—	100,000	—	—
Thomas L. Monahan III	81,990	2,152,612	57,610	160,000	741,080	516,175
Derek C. M. van Bever	134,042	3,595,536	14,658	125,000	71,443	434,925
Timothy R. Yost(2)	—	—	11,750	84,250	73,540	234,940
Clay M. Whitson(3)	170,532	3,416,716	—	—	—	—

(1)	Based on the closing price of our common stock on December 31, 2002 of $31.92 per share.

(2)	Effective September 1, 2002, Mr. Yost became our Chief Financial Officer.

(3)	Mr. Whitson was our Chief Financial Officer, Secretary and Treasurer until his resignation on August 31, 2002.

Compensation Committee Report on Executive Compensation

      Pursuant to its charter, the Compensation Committee’s responsibilities include developing and administering a compensation policy for executive officers that contains appropriate performance incentives and equity-linked components, and reviewing annually the performance of the executive officers of the Company.

General Compensation Practices for Executive Officers

      Compensation of the Company’s executive officers consists primarily of base salary, annual bonus and stock options.

      Base Salary. The base salaries of the Company’s executive officers are derived from a combination of external and internal factors. Through a comparison of competitive industry practices as well as an assessment of the performance, scope and impact of their job, Mr. McGonigle recommends to the Compensation Committee a base salary for each executive officer. The Compensation Committee, after taking into consideration Mr. McGonigle’s recommendations, as well as historic and comparable pay levels within the Company and its periodic assessment of competitive pay levels for executive officers with similar skill sets, establishes annual base salaries for each of the Company’s executive officers.

      Annual Bonus. The Compensation Committee generally intends to award annual bonuses in order to motivate and reward each of the Company’s executive officers to attainment of the Company’s annual financial goals, achievement of financial performance and operating objectives, and the individual performance of each executive officer. Annual bonus targets are pre-established and reflect competitive industry practice. The annual bonus payable to each executive officer is adjusted upward or downward from the annual bonus targets based upon actual performance against certain performance metrics. All bonuses for executive officers are reviewed and approved by the Compensation Committee.

      Stock Options. The Compensation Committee generally intends to grant stock options to each of the Company’s executive officers on an annual basis and in connection with other career milestones, such as assuming added responsibilities or achieving exceptional performance. Stock option grants are designed to promote long-term shareholder value through a vesting schedule that generally provides for the options to become exercisable in four equal annual installments commencing one year after the date they are granted, subject to the stock option holder’s continued employment with the Company. The number of stock options granted generally has been determined in consultation with the executive officers and has been based on a subjective and objective evaluation as to competitive practices for equity-based compensation and on relative weighting of option grants among recipients at the Company.

Compensation of the Chief Executive Officer

      Mr. McGonigle’s base salary is reviewed annually by the Compensation Committee and is adjusted after an analysis and evaluation of the Company’s performance as compared to annual financial goals and operating objectives and other annual goals, such as the continued growth and advancement of the Company and its human resources, and the development of growth strategies for future years. The Compensation Committee determines the annual bonus of, and the number of stock options to be granted to, Mr. McGonigle in a manner consistent with the factors discussed above for other executive officers. Mr. McGonigle received a salary for 2002 of $541,700. In addition, the Compensation Committee decided to pay Mr. McGonigle an incentive bonus of $325,000 for his accomplishments and strong leadership in a difficult business environment. In addition, Mr. McGonigle was granted options to purchase 200,000 shares of common stock for his service as Chief Executive Officer. Mr. McGonigle was also granted additional options to purchase 150,000 shares of common stock for his election to Chairman of the Board of Directors.

Deductibility of Executive Compensation in Excess of $1.0 Million

      Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1.0 million to any of the five highest paid officers of the corporation unless the compensation is paid under a predetermined objective performance plan meeting certain requirements or satisfies one of various other exemptions. The 1999 Stock Option Plan (the “1999 Plan”) and the 2001 Stock Option Plan (the “2001 Plan”) are designed so that awards under these plans can qualify as “performance-based compensation” which is not subject to Section 162(m). The Company does not believe that, other than stock option grants, its compensation arrangements will result in excess of $1.0 million being paid to any of its executive officers. However, the Board may determine to award compensation in the future that would not be deductible under Section 162(m) in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be made that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

COMPENSATION COMMITTEE MEMBERS

David W. Kenny, Chairman

Nancy J. Karch
Robert C. Hall

Employment Contracts, Termination of
Employment and Change of Control Arrangements

Option Plans

      In the event that there is any change in the number or kind of the outstanding shares of common stock of the Company, whether by reason of merger, consolidation or otherwise, then the plan administrator of The Corporate Executive Board Company 1999 Stock Option Plan, The Corporate Executive Board Company 2001 Stock Option Plan and The Corporate Executive Board Company 2002 Non-Executive Stock Incentive Plan (collectively hereafter referred to as the “Plans”) shall, in its sole discretion, determine the appropriate adjustment, if any. In addition, in the event of such a change, the plan administrator may accelerate the time or times at which any option may be exercised and may provide for cancellation of accelerated options that are not exercised within a time prescribed by the plan administrator in its sole discretion. Options granted under the Plans generally provide that, if an optionee remains employed by the Company for one year following a change of control, or if during such time the optionee’s employment is terminated for any reason other than for cause or voluntary resignation, all options granted to the optionee under the Plans become immediately exercisable. For this purpose, a change of control includes acquisition by any person of more than 50% of the Company’s stock, a change in a majority of the Board of Directors to include directors not nominated by the Company and stockholder approval of certain mergers, asset sales or plans of liquidation.

Employment Arrangements

      Mr. McGonigle is employed by the Company pursuant to the terms of an employment agreement, which continues in effect until Mr. McGonigle’s termination or separation from the Company. In accordance with the terms of the employment agreement, Mr. McGonigle is entitled to an annual base salary of $550,000, which is subject to periodic increases at the Company’s sole discretion. The employment agreement requires Mr. McGonigle to devote his efforts and abilities to the Company on a full-time basis. The employment agreement also provides that Mr. McGonigle will receive an amount equal to 125% of one year’s base salary and that all the options granted to him will vest and become exercisable immediately if he is terminated without cause.

      Mr. Archer is employed by the Company pursuant to the terms of an employment agreement, which continues in effect until Mr. Archer’s termination or separation from the Company. In accordance with the terms of the employment agreement, Mr. Archer is entitled to an annual base salary of $300,000, which is subject to periodic increases at the Company’s sole discretion. The employment agreement requires Mr. Archer to devote his efforts and abilities to the Company on a full-time basis. The employment agreement also provides that Mr. Archer will receive an amount equal to 100% of one year’s base salary plus $100,000 and that all the options granted to him will vest and become exercisable immediately if he is terminated without cause.

Stock Performance Graph

      The graph below compares the cumulative total stockholder return on the Company’s common stock from the date of the Company’s initial public offering through December 31, 2002, with the cumulative total return on the Lehman Brothers Business Services Index and the NASDAQ National Market (U.S.) Index for the same period. The graph assumes that $100 was invested in the Company’s common stock and in each of the other indexes on February 23, 1999 and that any dividends were reinvested. The comparisons in the graph below are based on historical data (with the Company’s common stock prices based on the closing price on the date of the initial public offering and thereafter) and are not intended to forecast the possible future performance of the Company’s common stock.

COMPARISON OF THE CUMULATIVE TOTAL STOCKHOLDER RETURN

AMONG THE CORPORATE EXECUTIVE BOARD COMPANY,
THE LEHMAN BROTHERS BUSINESS SERVICES INDEX AND
THE NASDAQ NATIONAL MARKET (U.S.) INDEX

	The Corporate
	Executive Board	Lehman Brothers Business	NASDAQ National Market
	Company	Services Index	(U.S.) Index

2/23/99	100	100	100
12/31/99	234	155	174
12/31/00	333	197	104
12/31/01	307	228	82
12/31/02	267	179	57

Other Matters

Stockholder Proposals

      Under SEC rules, any stockholder who intends to present a proposal at the Company’s next annual meeting of stockholders must submit the proposal to the Company at our principal executive offices no later than January 8, 2003, and must satisfy the other requirements of SEC Rule 14a-8 in order for the proposal to be considered for inclusion in our Proxy Statement and proxy for that meeting. Any stockholder who wishes to bring a proposal before the Company’s next annual meeting of stockholders, but does not wish to include it in the Company’s proxy materials under SEC Rule 14a-8, or wishes to nominate one or more persons to serve as Directors, must provide written notice of the proposal to the Company’s Secretary at our principal executive offices after January 28, 2003, and before March 24, 2003, and must satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of SEC Rule 14a-4(c), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of the Company’s stock and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2002.

Delivery of Documents to Stockholders Sharing an Address

      If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 202-777-5455 or by submitting a written request to James C. Edgemond, Secretary and Treasurer, Suite 6000, 2000 Pennsylvania Avenue, NW, Washington, D.C., 20006. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

      Our Board of Directors does not currently intend to bring any other business before the Meeting, and is not aware of any other business to be brought before the Meeting. If any other business is properly brought before the Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

      Whether or not you plan to attend the Meeting, please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

THE CORPORATE EXECUTIVE BOARD COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 6, 2003

     The undersigned hereby appoints James J. McGonigle and James C. Edgemond, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of The Corporate Executive Board Company which will be held at our offices at 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, D.C., 20006, on Friday, June 6, 2003, at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters set forth on the reverse side of this proxy card.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND FOR PROPOSAL NO. 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATE EXECUTIVE BOARD COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSAL NO. 2. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION AND BY APPLICABLE STATE LAWS (INCLUDING MATTERS THAT THE PROXY HOLDERS DO NOT KNOW, A REASONABLE TIME BEFORE THIS SOLICITATION, ARE TO BE PRESENTED).

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

ANNUAL MEETING OF STOCKHOLDERS
THE CORPORATE EXECUTIVE BOARD COMPANY

June 6, 2003

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

		FOR	WITHHOLD
		All nominees listed	Authority
		(except as indicated	to vote for all
		to the contrary)	nominees listed
1.	Election of Directors	[ ]	[ ]

Nominees:	James J. McGonigle
Robert C. Hall
Nancy J. Karch
David W. Kenny
Harold L. Siebert
Thomas L. Monahan III

(Instructions: To withhold authority to vote for any named nominee(s), strike a line through the nominee’s name in the list above.)

		FOR	AGAINST	ABSTAIN
2.	Ratify the Appointment of Ernst & Young LLP as Independent Auditors for the Year Ending December 31, 2003.	[ ]	[ ]	[ ]

Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this proxy card in the enclosed return envelope so that your shares may be represented at the meeting.

Signature                                                                                     Dated:                                      ,

Signature (if held jointly)                                                       Dated:                               , 2003.

NOTE: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy card for a stockholder should give their full title. Please date the proxy card.